EXHIBIT 10.125

August 28, 2001

Andrew Alcorn

66 Dale Drive

Chatham, New Jersey 07928

Dear Andy:

The purpose of this letter is to confirm the termination of your employment by Vision Twenty-One, Inc., MEC Health Care, Inc. and Block Vision, Inc. (collectively, the "Company"), and to confirm the terms of your departure from the Company as follows.

  Your employment with the Company is terminated effective August 31, 2001 (the "Termination Date").
  In accordance with the terms of Section 5 (a) (1) of the Amended And Restated Employment Agreement dated May 30, 2001 between you and the Company (the "Employment Agreement"), the Company shall make the following payments to you, in addition to the payment of any accrued and unpaid salary: (A) a lump sum payment shall be made to you on the Termination Date in an amount equal to your annual base salary paid during the twelve (12) months immediately preceding the Termination Date, and (B) the Installment Termination Payments (as such term is defined in the Employment Agreement) in an aggregate amount equal to your annual base salary paid during the twelve (12) months immediately preceding the Termination Date shall be paid to you, in equal consecutive installments, commencing with the pay date immediately following the Termination Date, paid in accordance with the Company's normal payroll schedule, but no less frequently than monthly.
  In consideration for the consulting services which you have agreed to provide to the Company for the six (6) month period immediately following the Termination Date as set forth in item 4. of this letter, the Company hereby waives the mitigation provision set forth in the last sentence of Section 5 (a) (1) of the Employment Agreement (the "Mitigation Provision"), and confirms that there shall be no reduction in the amount of the Installment Termination Payments to be paid to you by the Company pursuant to Section 5 (a) (1) of the Employment Agreement. It is further confirmed that the Company shall be obligated to make the Installment Termination Payments in accordance with item 2. of this letter
Andrew Alcorn
August 28, 2001
Page 2

and Section 5 (a) (1) of the Employment Agreement, regardless of whether you provide the consulting services to the Company as contemplated by item 4. of this letter.

  Commencing on September 1, 2001 and continuing until August 31, 2002 (the "Consulting Term"), you will render consulting services to the Company with respect to those projects which I may assign to you on behalf of the Company (collectively, the "Projects"). It is hereby confirmed that (i) during the first three (3) months of the Consulting Term (September 1, 2001 through November 30, 2001) you agree to provide up to 16 hours of consulting services to the Company per week, (ii) during the second three (3) months of the Consulting Term (December 1, 2001 through February 28, 2002) you agree to provide up to 8 hours of consulting services to the Company per week, (iii) during the remaining six (6) months of the Consulting Term (March 1, 2002 through August 31, 2002) you agree to provide such consulting services to the Company per week as you and I mutually agree to from time to time, at a daily rate of reimbursement of $1,058.00 (based on an 8 hour day), (iv) you will be provided with written notice of each Project, within a reasonable period of time prior to the requested performance of the Project, specifying the Project, the nature and scope of which shall be consistent with your duties and responsibilities for the Company prior to the Termination Date, (v) all of the consulting services which you will provide to the Company for the six (6) month period immediately following the Termination Date are in consideration for the Company's waiver of the Mitigation Provision and the Company shall have no obligation to pay any additional compensation to you for such services during such period, (vi) the Company will reimburse you for all travel and related expenses you incur in connection with your performance of the consulting services during the Consulting Term upon your presentation from time to time of an itemized account of such expenses, and (vii) all consulting services which you provide to the Company during the Consulting Term shall be provided by you as an independent contractor and not as an employee or agent of the Company.
  Effective as of the Termination Date, you will resign as an officer of Vision Twenty-One, Inc. and will resign as an officer and director of all direct and indirect subsidiaries of Vision Twenty-One, Inc.
Andrew Alcorn
August 28, 2001
Page 3

This letter supersedes and replaces my letter to you dated July 19, 2001 which you countersigned on July 27, 2001.

If you are in agreement with the terms set forth in this letter, I would appreciate if you could confirm such agreement by signing this letter where indicated below.

Sincerely,

/s/ Mark Gordon
Mark Gordon, O.D.,
Chief Executive Officer, Vision Twenty-One, Inc.
President, MEC Health Care, Inc.
Director, Block Vision, Inc.

Acknowledged and agreed to
this 31st day of August, 2001.

/s/ Andrew Alcorn
Andrew Alcorn